Exhibit (d)(12)(v)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

WELLINGTON MANAGEMENT COMPANY LLP

THIS AMENDMENT is made as of August 2, 2019 to the Investment Sub-Advisory Agreement dated September 15, 2008, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company LLP (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A to the Investment Sub-Advisory Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated September 15, 2008, as amended, is confirmed and remains in full force and effect.

This amendment shall be considered effective as of August 2, 2019.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Scott Lopez
Name:	Scott Lopez
Title:	Senior Managing Director

SCHEDULE A

as of August 2, 2019

FUNDS	SUB-ADVISER COMPENSATION*
Transamerica Large Growth**	0.18% of the first $500 million; 0.17% over $500 million up to $1 billion; 0.16% over $1 billion up to $2 billion; and 0.15% in excess of over $2 billion

Transamerica Mid Cap Growth	First $200 million 0.33% Over $200 million 0.31%

Transamerica US Growth**	0.18% of the first $500 million; 0.17% over $500 million up to $1 billion; 0.16% over $1 billion up to $2 billion; and 0.15% in excess of over $2 billion

*

As a percentage of average daily net assets on an annual basis. TAM shall pay the Sub-Adviser, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth above. The average daily net assets shall in all cases be based on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the then-current Prospectus or as may be determined by the Board.

**

The average daily net assets for the purposes of calculating sub-advisory fees will be determined on a combined basis with Transamerica US Growth, Transamerica WMC US Growth VP, Transamerica WMC US Growth II VP and Wellington Management Company LLP (“WMC”) managed assets for Transamerica Large Growth, in addition to WMC Core Equity and Disciplined US Growth Equity, each separately managed accounts of Transamerica Life Insurance Company that are also advised by WMC.